 THORIUM POWER ENTERS INTO A FOLLOW-ON AGREEMENT FOR
CONSULTING AND STRATEGIC ADVISORY SERVICES WITH FOREIGN
GOVERNMENT-OWNED ENTITY

Company to Oversee High-Priority Planning Activities for
Foreign Nation's New Nuclear Energy Program

McLEAN, Va. — March 18, 2008 — Thorium Power Ltd. (OTC Bulletin Board: THPW), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for emerging nuclear programs, today announced that it has entered into a follow-on agreement for consulting and strategic advisory services with a foreign government-owned entity. Thorium Power will manage high-priority planning activities in the country’s feasibility evaluation of a future nuclear energy program.

The new agreement follows a $5 million USD agreement with the same entity announced by Thorium Power on December 3, 2007 for a 15 week effort to develop a roadmap with recommendations related to timelines, organizational structure and priorities for subsequent phases of the country’s future nuclear energy program. The terms of the follow-on agreement call for an upfront payment by March 31, 2008 of professional fees to Thorium Power of $4.285 million USD for the 3 month effort. Expenses, capped at 20% of professional fees, will be billed separately.

The scope of services under the agreement has been defined in consultation with appropriate authorities in the U.S. government in compliance with all applicable U.S. export controls. As previously stated, Thorium Power intends to communicate additional details about the client relationship once certain governmental tasks are completed in both countries relating to potential additional work.

Seth Grae, CEO of Thorium Power, stated, “We are pleased to see our client’s confidence in our capabilities reaffirmed with this new agreement. Our team includes expertise in technology, reactor procurement and deployment, and international relations. As we recently announced, our team also includes leading nuclear regulatory specialists. We are currently in the process of adding additional management and experts from the nuclear energy industry to our organization.”

Erik Hallstrom, COO of Thorium Power, added, "The new agreement further validates our new consulting business aimed at providing strategic advice for emerging nuclear energy programs. We offer unique and innovative solutions for such markets, differentiated from other service providers through integrated advice across a wide range of competence areas and with emphasis on key concerns such as proliferation, waste, and economics. We believe that our consulting and strategic advisory services add an attractive and scalable business component to Thorium Power. Overall, we are positioned to capitalize on the nuclear renaissance by pursuing a knowledge-based strategy with a combination of immediate consulting revenue and subsequent technology opportunities.”

About Thorium Power, Ltd.

Thorium Power (OTCBB: THPW) is a pioneering U.S nuclear energy company based in McLean, VA. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Thorium Power’s technologies, which are aimed at both existing and future reactors, include nuclear fuel designs optimized to address key concerns regarding traditional nuclear power, including proliferation of weapons usable nuclear materials and reduction of nuclear waste. The Company maintains a seasoned team with unparalleled experience from the nuclear energy industry, regulatory and government affairs, non-proliferation and diplomacy. It leverages those broad and integrated capabilities by offering consulting and strategic advisory services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure. Thorium Power also maintains long-standing relationships with leading Russian nuclear entities, providing expert resources and facilities for its nuclear fuel development activities. The Company seeks and forms partnerships with participants in the global nuclear industry, allowing it to address a wide range of international opportunities.

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the new agreement with Kurchatov and other statements identified by forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. Reference is made to the risk factors contained in our latest annual report as filed with the Securities and Exchange Commission. These factors may cause actual results to vary from the forward-looking statements contained in this release.

Further information is available on Thorium Power, Ltd.'s website at
http://www.thoriumpower.com

Contact:
For more information:
Peter Charles
Thorium Power, Ltd.
Tel: (703) 918-4932 Email: ir@thoriumpower.com